                                                                     EXHIBIT 9.5
                                                                     -----------

Board of Directors                                             November 12, 1996
United States Airlease Holding, Inc.



                 GENERAL OPERATING RESOLUTION (Excerpts from)
                 --------------------------------------------




        4. This board authorizes any officer of this corporation, or any attorney in the Legal Department of Bank of America NT&SA with the title of counsel or a title senior thereto to sign registrations, reports, certificates, applications and other writings on behalf of this corporation for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as the officer or attorney deems appropriate.